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Global Partners LP

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Global Partners LP
Third Quarter 2009 Financial Results Conference Call Script
Thursday, November 5, 2009 – 10:00 a.m. ET

Edward Faneuil

Good morning, everyone.  Thank you for joining us.  Before we begin, let me remind everyone that during today’s call, we will make forward-looking statements within the meaning of federal securities laws.  These statements may include, but are not limited to, projections, beliefs, goals and estimates concerning the future financial and operational performance of Global Partners.  The actual financial and operational performance of Global Partners may differ materially from those expressed or implied in any such forward-looking statement.  In addition, such performance is subject to risk factors, including, but not limited to those described in Global Partners’ filings with the Securities and Exchange Commission.

Global Partners undertakes no obligation to revise or publicly release the results of any revision to the forward-looking statements that may be made during today’s conference call.  With Regulation FD in effect, it is our policy that any material comments concerning future results of operations will be communicated through press releases, publicly announced conference calls, or other means that will constitute public disclosure for purposes of Regulation FD.  Now, let me turn the call over to our President and Chief Executive Officer, Eric Slifka.

Eric Slifka

Thank you, Edward.  Good morning everyone, and thank you for joining us.  I’ll begin today’s call with my perspective on our Q3 results and our outlook for the balance of 2009.  Tom will then comment on our financial results in a bit more detail, after which we’ll be happy to take your questions.

We delivered a solid financial performance in the third quarter, posting year-over-year gains in gross profit, net income and distributable cash flow.  Although product volume was off slightly, margins increased due to good margin management and the benefits of our product diversity.

For the quarter, gross profit increased approximately $3.3 million to $29.3 million.  Net income more than doubled to $2.1 million, EBITDA was roughly flat at $10 million, and distributable cash flow increased 20% to $5 million.

2009 product volumes were flat on a year-to-date comparison through September, and were down 7% in Q3 of ’09 versus Q3 of ’08.  The reduction in volumes occurred largely in our wholesale business, reflecting both further energy conservation and overall competitiveness in the refined petroleum products industry.  While our wholesale product volume finished lower in the third quarter, our commercial business was a bright spot.  Commercial volume, which includes our emerging natural gas business, bunkering and sales to towns, municipalities and businesses, increased 22% in the third quarter over the same period a year earlier.

Gross profit was 13% higher in the third quarter of this year than Q3 of 2008.  On prior conference calls, we have talked about our emphasis on margin management.  Our margin improvement initiatives include steps such as increasing the frequency of intraday price changes at our rack locations, controlling customer purchases at inland storage terminals during abrupt changes in price, capitalizing on advantageous purchasing opportunities and being selective about the overall price points of our products.

We continue to actively pursue acquisitions and organic projects.  As we announced last month, the Federal Trade Commission has initiated a review of our planned purchase of three refined petroleum terminals from Warex Terminals Corp.  We are continuing to cooperate with the Commission during this process.  As a result of the FTC review, the transaction will not be completed in 2009.  We plan to make no additional comments about the acquisition until the FTC has completed its review of the transaction, which remains subject to the FTC review and various other customary closing conditions.

In terms of organic projects, we recently launched an offshore bunkering operation off the East Coast of the United States.  We have a 3,000 metric ton barge that provides 24-hour refueling services to the cargo and container vessels that travel through and around the Port of Boston. This anchorage represents another customer touch-point for Global that enables us to expand the value-added services we provide to customers and further distinguish the Global brand.  I should point out that in addition to Boston we operate bunkering facilities in Portland, ME, Providence, Philadelphia and Baltimore.

Recently Global was awarded certification as a BQ-9000 marketer from the National Biodiesel Board.  Much like ISO-9000 for manufacturers, BQ-9000 certification followed an independent audit of our biodiesel handling procedures.  We are one of only one of 18 marketers nationwide, and three in the Northeast, to receive this designation, which ensures that our quality control standards have passed the National Biodiesel Accreditation Program’s rigorous review and inspections process.

Let me close by saying that our solid financial performance thus far in 2009 positions us for an excellent year.  We are entering one of our stronger quarters in great financial and operational shape.  Now let me turn the call over to Tom for his financial review.

Tom Hollister

Thank you, Eric.

As you have heard, gross profit momentum led solid third quarter results.   Eric took you through most of the quarter’s financial highlights, so let me give you a sense of where we are from an earnings perspective year to date:

•	Gross profit of $108.MM reflects a 28% increase from $84.2MM for the same period a year ago.

•	Net income of nearly $22MM is up more than 160% from $8.4 million over the same period in 2008.

•	EBITDA increased 30% to $45.9MM from last year’s $35.3MM.

•	Distributable cash flow of $30.3MM was 66% higher than 2008, when we generated 9-month DCF of $18.2MM.

•	It is worth noting, that these excellent 9-month results were, in particular, driven by our record operating results for the first quarter of the year.

•
To give you more of an annual perspective on where Global is today, let’s look on a rolling four-quarter basis through Sept. 30.  During that 12-month period, we earned net income of $34.6MM, record EBITDA of nearly $69 million and record distributable cash flow of more than $46 million.

•
While the higher gross profit has fueled much of our success this year, keep in mind that another contributing factor is that on a year-to-date basis lower product prices resulted in a $4.5 million drop in interest expense in 2009 versus 2008.

•
In our wholesale business, our net product margin was up 24% through September 30, compared with the same period in 2008.  Residual oil was the only product in the wholesale category with a lower margin for the year-to-date period.  In that category, the $614M decline in net product margin reflected the impact of the economic environment, competitive natural gas prices and increased conservation.  Elsewhere in the wholesale segment, distillate net product margin increased 41% while gasoline net product margin rose 7%.

•
We carefully manage expenses.  For the third quarter operating expenses were up only $237M, or 3%, from a year earlier.  We are consciously investing in the business, however, so S,G&A expenses were up approximately $3.4MM in the third quarter, compared with Q3 of 2008.  The higher S,G&A spending in the third quarter included areas such as:  diligence on expansion projects, information systems, our natural gas initiative, marketing and product promotion, and incentive compensation.  We also increased our bad debt reserve by $365M, which represents the third consecutive quarter of a significant year-over-year increase in that line item.  We are comfortable with where our reserve stands today.

•	We selectively increased our headcount to 255 employees at September 30, up seven people from June 30.

•	Turning to the balance sheet, total assets at September 30 are down about $35MM, or 4%, from year-end, reflecting in part lower accounts receivable as a result of lower product prices.

•
Inventory levels, however, on an absolute dollar basis, are up from a year ago, driven by an increase in barrels in storage, as we have been buying and storing distillate inventory at favorable prices as a result of the contango market.

•
The balance sheet remains very liquid, with 77% of our total assets classified as current.  The balance sheet is also real and tangible, with only $29million, or 3% of total assets, classified as intangible.

•
In terms of our debt, it is important to remember that we only have $71 million of total long-term debt related to our terminal operating infrastructure, compared with a net worth of $147 million, up about $4MM from year-end.  This is comparable with the long-term debt you see on the balance sheets of other MLPs.  The rest of our indebtedness is related to owning product inventory and is borrowed under our working capital facility.  A key point for investors to understand is that as of September 30, $368 million, or 84%, of our total debt of $439 million is related to inventory financing, with the remaining $71 million, or 16%, as classic long-term debt.  On the September 30 balance sheet, our working capital borrowings of $368MM supported inventory of $420MM and receivables of $196MM, a more than adequate pool of short term assets available to repay the working capital debt.

•	With that said, I think that some investors and analysts misunderstand Global’s debt picture. Let’s look at our debt in two ways:

•
First, let’s compare the multiple of debt to EBITDA.  Bankers tend to focus on this ratio as it has to do with debt-paying capacity.  The bigger the ratio of debt over EBITDA, the more leveraged is the enterprise.  The smaller the ratio, generally, the better.  As background, our bank group, like most commercial bankers, looks at working capital borrowings as self-liquidating financing – the natural turnover or liquidation of inventory & receivables is the source of cash necessary to repay the working capital borrowings.  By contrast, term debt, or funded debt, used to finance fixed assets, is paid back over time from cash generated from earnings, as measured by EBITDA.  Therefore, when Global’s bankers measure our debt-to-EBITDA, they only look at the $71MM used to finance the acquisition of terminals back in 2007.  They calculate our debt-to-EBITDA as $71MM of debt over approximately $69MM of trailing 12 months EBITDA for a 1-to-1 ratio – very low and very good.  They disregard the working capital debt.  If working capital borrowings are included in the ratio, it jumps to 6.3, which is much higher, and they would say is misleading.

•
Second, investors in MLP’s look at a similar, but different, ratio.  It is a measure of relative value, but again due to Global’s working capital levels, it should be calculated with care, or it can be misleading.  The ratio is so-called “enterprise value” compared to EBITDA.  For this purpose we are defining enterprise value, or EV, as the company’s market cap plus long-term debt.  Market cap is, of course, calculated as our total number of outstanding units multiplied by our unit price.  The idea is to look at the value of the company (market cap plus debt) as a multiple of EBITDA.  The higher the multiple, the higher the relative valuation when comparing one company to another.  When you include our total debt of $439MM plus a market cap of approximately $300MM, you get a ratio of approximately 10.7.  This is how Global is sometimes displayed in industry comparisons.  But it is misleading on the high side.  When performing this calculation using only our classic long-term debt of $71MM in the ratio, you get EV-to-EBITDA ratio for Global of 5.4, a comparatively low valuation, and only one-half the previous calculation of 10.7.

•
So, what’s right?  Well perhaps the proper middle ground is to include some portion of our working capital debt in the calculation.  A portion of our working capital borrowings appears as a current liability ($113MM on September 30) and another portion appears as a long-term liability ($254MM on September 30).  The long-term portion is what we believe will be outstanding at all times for the next 12-month period.  So, a middle ground in calculating enterprise value would be to include the long-term portion of working capital.  So the numbers would be $300MM (market cap) plus $71MM (infrastructure long-term debt) plus $254MM (long-term portion of working capital debt) compared to the $69MM of EBITDA.  On this basis, you get a ratio of 9.1.

•
The key point of this discussion on debt is to make sure that investors, bankers and analysts recognize that Global’s debt picture is very different from most MLP’s.  The vast majority of our debt is self-liquidating working capital financing, as opposed to funded term debt to be paid back over time.

•	With respect to distribution coverage, our ratio stands at 1.8 to 1 for the trailing four-quarter period ending September 30, providing us with an ample cushion for our distributions.

What I'd like to address next is the proposed amendments to the partnership agreement that we announced last week.  Changes to the partnership agreement are always complex, and it is worth taking some time to make sure that everyone understands what is being proposed.  I would remind you that our management team, along with our independent directors, believe the changes are in the best interests of our common unit holders.

The first change we are proposing is to substitute the metric of distributable cash flow for the metrics of operating surplus and adjusted operating surplus.  These existing metrics are used both to measure the ability to pay distributions from earnings and to test whether or not the subordinated units can convert into common units.  As many of you who follow MLPs are well aware, distributable cash flow is the metric most commonly used by MLPs to measure their ability to pay distributions.  In essence, it's a measure of free cash flow generated during a specific period.

The old metrics are not as good a measure, we believe, in that they are influenced, among other things, by changes in inventory levels and their associated commodity prices.  Consequently, adjusted operating surplus, for example, tends to overstate our ability to pay distributions during falling commodity prices and understate our ability to pay distributions during rising commodity prices.

We believe that substituting distributable cash flow for the existing metrics is a change that is consistent with the original concepts of the partnership agreement and will be a better measure of the partnership's ability to pay distributions from earnings, and to test whether or not subordinated units can convert into common units.

Incorporated under the existing definition of operating surplus was a concept regarding working capital borrowings.  The concept was that distributions should not be funded through borrowings.  In order to assure that working capital borrowings were not used to fund distributions, there was a requirement that working capital borrowings be substantially repaid at least once a year.

Using the new metric of distributable cash flow, such a concept is no longer necessary as distributable cash flow is not impacted by borrowings – only by what is earned during the period.  As a result, this change in definitions will permit the partnership to remove the requirement from our bank facility to repay working capital borrowings at least once during each calendar year.  We believe this is a significant improvement for unitholders, as the previous requirement could, potentially, force the partnership to liquidate inventories at inopportune times or to seek other more expensive forms of financing to repay working capital borrowings.

While we believe that these two changes are positive and in the best interests of common unitholders, we are proposing two additional changes that are also in the best interests of the Common Unitholders.  First, we propose to remove the possibility of early conversion of the Subordinated Units.  Without the proposed amendments, it is possible that 25% of the Subordinated Units will convert as early as December 31, 2009.  After the proposed change, the earliest that the Subordinated Units could convert is December 31, 2010.

Secondly, we propose to raise the minimum quarterly distribution or MQD from $0.4125 cents per quarter to $0.4625 cents per quarter.  I'll remind you that our current distribution is $0.4875 cents per quarter – so the higher MQD will not have any impact on current distributions.  It would, however, provide some additional downside protection in the unlikely event that the distribution was reduced to the MQD, and also makes conversion of the subordinated units subject to a higher test.

We realize that we can't answer everything in a forum like this.  We encourage you to read our definitive proxy.  In addition, please feel free to call us.
Now let me open the call to questions.  Operator?

Eric Slifka

Thank you all for your time.  We look forward to keeping you updated on our progress.  That concludes today’s call.

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